EXHIBIT 10.5

[Employee - Directors]

BEACON ROOFING SUPPLY, INC. 2004 STOCK PLAN

STOCK OPTION AGREEMENT

A Stock Option (the “Option”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee/Director named in the attached Option letter (the “Optionee”), for common stock, par value $.01 per share (the “Common Stock”), of the Company shall be subject to the following terms and conditions:

1.     Stock Option Grant.  Subject to the provisions set forth herein and the terms and conditions of the Beacon Roofing Supply, Inc. 2004 Stock Plan (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference, and in consideration of the agreements of the Optionee herein provided, the Company hereby grants to the Optionee an Option to purchase from the Company the number of shares of Common Stock, at the purchase price per share, and on the schedule, set forth in the attached Option letter.  Any incentive stock option is intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986.

2.     Exercise of Option.  Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or his personal representative in the event of the Optionee’s death, in accordance with procedures established by the Compensation Committee of the Board of Directors of the Company (the “Committee”), as in effect at the time of such exercise.

At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods:  (i) in cash, or (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option.

If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise.  Payment of such taxes can be made by a method specified above, and/or by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of the Option with a fair market value equal to the amount of tax to be withheld.

3.     Exercise Upon Termination of Employment.  Except as set forth in Section 6 below, if the Optionee’s employment with the Company and all affiliates terminates for any reason other than death, disability or retirement (as defined below), and in connection therewith the Optionee’s service on the Board terminates, the then vested portion of the Option shall continue to be exercisable until the earlier of the 90th day after the date of such termination of employment or the date the Option expires by its terms.

In the event of the Optionee’s death or disability during employment with the Company or any affiliate, or in the event of the Optionee’s retirement, and in connection therewith his service on the Board terminates, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee’s death, disability or retirement or the date the Option expires by its terms.

In the event the Optionee’s employment with the Company and all affiliates terminates for any reason other than death, disability or retirement, and the Optionee’s service on the Board continues thereafter, the Option shall continue to vest and remain exercisable in accordance with the Option letter.  If the Optionee’s service on the Board subsequently terminates, then (i) if termination is due to death, disability or retirement, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee’s death, disability or retirement or the date the Option expires by its terms, and (ii) if the termination is for any reason other than death, disability or retirement, the then vested portion of the Option shall continue to be exercisable until the earlier of the 90th day after the date of such termination or the date the Option expires by its terms.

For purposes of this Section 3, (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months, and (ii) “retirement” means (A) while the Optionee is employed, the Optionee’s termination from employment with the Company and all affiliates without cause (as determined by the

Committee in its sole discretion) when the Optionee is 65 or older; or (B) while the Optionee is a non-employee Director, retirement in accordance with the Company’s retirement policy for Directors.

4.     Option Not Transferable.  The Option may be exercised only by the Optionee during his lifetime and may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.

5.     Surrender of or Changes to Agreement.  In the event the Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event this Option shall be exercised in part, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the change in the number of shares.

6.     Forfeiture of Options.  If an Optionee’s employment with the Company or its subsidiaries terminates due to Cause, all of the Optionee’s Options, including the vested and unvested portions, shall be forfeited as of the date of such termination.  For purposes hereof, “Cause” shall mean: (a) conviction of a felony connected with Optionee’s employment with the Company or its subsidiaries, (b)misappropriation or theft of property of the Company or its subsidiaries,(c)failure to observe any policy of the Company or its subsidiaries, including the Company’s Code of Conduct, (d)gross negligence or willful misconduct in the performance of employee’s duties, (e)any act of fraud against the Company or its subsidiaries, and (f) any unauthorized dissemination of confidential information or trade or business secrets of the Company or its subsidiaries.

7.     Administration.  The Option shall be exercised in accordance with such administrative regulations as the Committee shall from time to time adopt.

8.     Governing Law.  This Agreement, and the Option, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company as of the 24th day of October, 2006.

BEACON ROOFING SUPPLY, INC.

By:

AGREED AND ACCEPTED:

OPTIONEE

Date: